Exhibit 23.2

Eagle Hospitality Properties Trust, Inc.

Covington, Kentucky

We hereby consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-128798, Form S-3 No. 333-128799, Form S-3 No. 333-128800 and Form S-8 No. 333-119516) of Eagle Hospitality Properties Trust, Inc. of our report dated March 24, 2006, with respect to the financial statements of BPG/CGV Hotel Partners IX, LLC, as of and for the year ended December 31, 2005, included in this Current Report on Form 8-K/A of Eagle Hospitality Properties Trust, Inc. dated September 28, 2006, and to the reference to our firm under the heading “Experts” in the aforementioned Registration Statements and related prospectuses.

Bethesda, Maryland

September 22, 2006

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